Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-125113 on Form S-1 of our reports dated July 25, 2006 (January 29, 2007 as to Restatement No. 1 and March 29, 2007 as to Restatement No. 2, as to the effects of the restatements discussed in Note 2; and January 29, 2007 as to the first four paragraphs and March 29, 2007 as to the fifth through eighth paragraphs for subsequent events described in Note 21) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements discussed in Note 2), relating to the consolidated financial statements and financial statement schedule of Flow International Corporation, and management’s report on the effectiveness of internal control over financial reporting dated July 25, 2006, (January 29, 2007 as to the effects of the material weakness related to the control environment and March 29, 2007 as to the material weakness relating to the financial reporting process described in Management’s Report on Internal Control Over Financial Reporting ( as revised)) (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Seattle, Washington

April 12, 2007